As filed with the Securities and Exchange Commission on September 19, 2000

                                                 Registration No. 333-44252
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                ----------------

                 Pre-Effective Amendment No. 1 to FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------
                           Photoelectron Corporation
             (Exact name of registrant as specified in its charter)

                                ----------------

             Massachusetts                                     04-3035323
      (State or other jurisdiction                          (I.R.S. Employer
           of incorporation)                               Identification No.)

                                ----------------
                                 5 Forbes Road
                         Lexington, Massachusetts 02421
                                 (781) 861-2069
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ----------------
                                Euan S. Thomson
                     President and Chief Executive Officer
                           Photoelectron Corporation
                                 5 Forbes Road
                         Lexington, Massachusetts 02421
                                 (781) 861-2069
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                ----------------
                          Copies of communications to:
                           TIMOTHY B. BANCROFT, ESQ.
                            Goulston & Storrs, P.C.
                              400 Atlantic Avenue
                          Boston, Massachusetts 02110
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]








                                ----------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information contained in this prospectus is not complete and may be       +
+changed. The selling stockholders may not sell these securities until the + +registration statement filed with the Securities and Exchange Commission is + +effective. This prospectus is not an offer to sell these securities or a + +solicitation of an offer to buy these securities in any state where the offer +
+or sale is not permitted.                                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

Preliminary Prospectus Subject to Completion, Dated September 19, 2000

                           PHOTOELECTRON CORPORATION

                         2,926,126 Shares Common Stock

  This prospectus relates to the public offering by the selling stockholders listed on the table beginning on page 10 of 2,926,126 shares of our common stock as follows:

  . 2,631,126 shares issuable upon conversion of 10% senior convertible debentures we sold in the private placement we completed in June 2000, including the conversion of the first interest payment due under the debentures;

  . 100,000 shares issuable upon exercise of warrants issued to one of our financial consultants;

  . 184,000 shares issuable upon exercise of warrants issued to KSH Investment
    Group, Inc., the placement agent for our private placement 10% senior convertible debentures; and

  . 11,000 shares issuable upon exercise of warrants issued to KSH Strategic
    Investment Fund I, L.P. as compensation for a commitment to make a bridge loan to us.

  This offering is not being underwritten. The prices at which the selling stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

  Our common stock is traded on the American Stock Exchange under the symbol "PHX." On September 18, 2000, the last reported sales price for our common stock on the American Stock Exchange was $4.875 per share.

  Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                   The date of this prospectus is     , 2000.

                               TABLE OF CONTENTS

                                                                           Page
                                                                          Number
                                                                          ------
Information Incorporated by Reference....................................    3

Where You Can Find More Information......................................    3

Risk Factors That May Affect Future Results..............................    5

Use of Proceeds..........................................................   10

Selling Stockholders.....................................................   10

Plan of Distribution.....................................................   13

Legal Matters............................................................   13

Experts..................................................................   13

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus constitutes an offer to sell or a solicitation to buy shares only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of common sock.

                     INFORMATION INCORPORATED BY REFERENCE

   The Securities and Exchange Commission, or SEC, allows us to "incorporate by reference" into this prospectus information in the documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the securities offered by this prospectus have been sold or the offering is terminated:

  . our Annual Report on Form 10-K for the fiscal year ended January 1, 2000;

  . our Definitive Proxy Statement filed with the SEC on April 24, 2000;

  . our Quarterly Report on Form 10-Q for the quarter ended July 1, 2000;

  . our Current Report on Form 8-K dated June 20, 2000; and

  . the description of our stock contained in our Registration Statement on Form 8-A dated November 29, 1999.

   You may request a copy of these filings at no cost, by writing or calling us at our principal executive offices located at the following address:

     Photoelectron Corporation
     5 Forbes Road
     Lexington, Massachusetts 02421
     Attention: Timothy W. Baker, Chief Financial Officer
     Telephone: (781) 861-2069

   We will not provide exhibits to a document unless they are specifically incorporated by reference in that document.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We file reports, proxy statements and other information, including the information incorporated by reference above, with the Securities and Exchange Commission. Investors may inspect and copy these reports, proxy statements and other information at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549 and at the Securities and Exchange Commission's regional offices at Seven World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60661. Investors may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1(800) SEC-0330. This information also is available at the Securities and Exchange Commission's World Wide Web site at http://www.sec.gov. This information also can be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

   We filed a registration statement on Form S-3 under the Securities Act of 1933 relating to the common stock offered by this prospectus with the Securities and Exchange Commission in Washington, D.C. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement, certain portions having been omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. Statements contained in this prospectus concerning the contents of any contract or any other document referred to are not necessarily complete; we refer you in each instance to the copy of the contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the common stock we are offering hereby, we refer investors to the registration statement, the exhibits thereto and the financial statements, notes and schedules filed as a part of the registration statement.

                           PHOTOELECTRON CORPORATION

   Soon after Photoelectron's founding in 1989 we focused our development efforts on miniature x-ray technology. From this technology, we developed the PRS system. Our latest commercial version of the PRS system is the PRS400 system. The key component of the PRS system is a miniature x-ray source, designed to be placed inside a tumor or the residual surgical cavity after tumor removal. The x-ray source generates x-rays at the tip of a long, needle-like probe that can be placed directly into the target area. The PRS system produces low energy photons that are rapidly absorbed in the tissue immediately surrounding the probe, minimizing irradiation of surrounding healthy body tissue. During 1999, we integrated the PRS400 system into new treatment systems designed to address an expanding range of clinical applications. We developed these new products, known as the ACCUBEAM system and the INTRABEAM system, in collaboration with our strategic partner Carl Zeiss Oberkochen.

   Photoelectron is a Massachusetts corporation. Our principal executive offices are located at 5 Forbes Road, Lexington, Massachusetts 02421 and our telephone number is (781) 861-2069.

   PRS system, PRS400 system, ACCUBEAM and INTRABEAM are trademarks of Photoelectron Corporation.

                           FORWARD-LOOKING STATEMENTS

   This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions we made. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ significantly from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those set forth in "Risk Factors" below and elsewhere in, or incorporated by reference into, this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                  RISK FACTORS THAT MAY AFFECT FUTURE RESULTS

   The value of an investment in Photoelectron will be subject to the significant risks inherent in its business. Investors should consider carefully the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest. If any of the possible adverse events described below actually occur, our business, financial condition or operating results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly.

We are an early stage company with a limited operating history and your basis for evaluating us is limited.

   We were incorporated in January of 1989 and have thus had a relatively short operating history. We are still in the process of commercializing treatment systems based on the PRS400 system, or PRS, our core technology. We may not succeed in completing commercialization of our product range. We have only sold 11 PRS systems and may not be able to sell any more PRS systems.

We have a history of significant operating losses and anticipate further substantial losses.

   We have experienced significant operating losses in each year since our incorporation, primarily due to the cost of substantial research and development of the PRS system. As of July 1, 2000, we had an accumulated deficit of approximately $42 million and expects to continue to incur losses until we generate revenues to offset the funds spent on commercializing the PRS system. Our ability to achieve profitable operations will depend, in large part, on whether we can successfully commercialize the PRS and our ACCUBEAM and INTRABEAM systems or any other products, and whether we can effectively make the transition to a manufacturing and marketing company. It is possible that the PRS, ACCUBEAM and INTRABEAM systems will never gain commercial acceptance, and we may never generate significant revenues or achieve profitability. For these reasons, we believe we will continue to incur substantial operating losses for the foreseeable future, and that these losses may be significantly higher than our current losses.

We have significant capital needs and we may not be able to raise additional capital.

   We have expended, and will continue to expend, substantial funds on the following:

  . Research and development of the PRS, ACCUBEAM and INTRABEAM systems and other potential products;

  . Establishing commercial scale manufacturing in our own facilities or in the facilities of others; and

  . Marketing the PRS, ACCUBEAM and INTRABEAM systems and other products.

   Our future capital requirements will depend on a variety of factors, including the following:

  . Time and costs involved in obtaining further regulatory approvals;

  . Market acceptance of the PRS, ACCUBEAM and INTRABEAM systems and any of our other products;

  . Expense and results of our continued scientific research and development programs;

  . Time and costs expended in filing, prosecuting, and enforcing patent claims; and

  . Development of competing technologies.

   We expect that we will use available cash including the net proceeds from our June 2000 private placement to pay for these capital requirements for the next twelve months. Thereafter, we may not be able to find additional financing on acceptable terms, if at all.

We may not be reimbursed by third party payors which could reduce our revenues.

   Our ability to be reimbursed for the cost of our products and related treatments from third party payors will have a significant impact on our ability to commercialize our products. Such third party payors include, among others, private insurance companies, self-insured employers, health maintenance organizations, and federal and state sources of payment under the Medicare and Medicaid programs. There is no uniform policy on reimbursement among third party payors, and the PRS, ACCUBEAM and INTRABEAM systems or any of our other products may not qualify for reimbursement. In addition, foreign countries have their own health care reimbursement systems, and we may not qualify for reimbursement from such foreign third party payors.

   In addition, the continuing efforts of many third party payors to reduce the costs of health care by decreasing reimbursement rates, or limiting or prohibiting reimbursement for certain services or devices, may have an adverse effect on our revenues. Furthermore, legislative proposals to reform government health care insurance programs, including the Medicare and Medicaid programs, could have a significant impact on the purchase of health care services and products and could result in lower prices and reduced demand for our products. We are unable to predict whether such proposals will be enacted or whether other health care legislation or regulation affecting our business may be proposed in the future.

We are still waiting for some regulatory clearances in order to market the PRS system.

   The PRS, ACCUBEAM and INTRABEAM systems have not been approved for commercial use in countries outside the U.S. and Europe, including Japan. The PRS, ACCUBEAM and INTRABEAM systems are subject to extensive regulation in the U.S. by the Food and Drug Administration, or FDA, and, in many instances, by comparable agencies in foreign countries where we plan on manufacturing and/or distributing the PRS, ACCUBEAM and INTRABEAM systems. Sales of medical devices outside the United States are subject to regulatory requirements that vary widely from country to country. The PRS, ACCUBEAM and INTRABEAM systems may not meet the regulatory standards of countries that have not yet approved the PRS, ACCUBEAM and INTRABEAM systems for commercial use.

   In addition, the length of time we will need to wait to obtain approval for the sale of the PRS, ACCUBEAM and INTRABEAM systems in a foreign country may be longer, and the requirements may be more burdensome or expensive, than that required for FDA approval. We will also need to obtain export licenses from the U.S. government in order to export our products to certain countries. In addition, foreign countries may not grant us any import licenses.

   Furthermore, we may not receive any necessary regulatory approvals if we develop any additional products in the future, the length of time for such approvals may be extensive, and the cost of attempting to obtain any such approvals may be prohibitive. In addition, our inability to obtain or maintain requisite governmental approvals could delay or preclude us from further developing and marketing the PRS, ACCUBEAM and INTRABEAM systems and other products. Consequently, such delays could impair our ability to generate revenues.

Our products are subject to extensive ongoing government regulation which could make it more difficult for us to operate our business.

   We may need to obtain additional approvals from the FDA if we decide to change or modify the PRS400, ACCUBEAM and INTRABEAM systems. In that case, the FDA may not grant any new approvals. In addition, if we fail to comply with FDA regulatory standards, the FDA could force us to withdraw its products from the market or impose sanctions or fines, each of which could have a material adverse effect on our business, financial condition, and results of operations.

   In addition, manufacturers of medical devices are subject to strict federal regulations regarding quality of manufacturing, including periodic FDA inspections of manufacturing facilities to determine compliance with FDA regulations. Such regulations impose certain requirements on, among other things, the design, testing, production, control, and documentation of products. We may not be able to attain or maintain compliance with the FDA's current Good Manufacturing Practice standards, or cGMP, or with European Community standards. In addition, we may not be able to identify and retain manufacturers on commercially acceptable terms, if at all, and any manufacturers we do retain might not be able to meet all relevant regulatory requirements. Any problems with our ability to meet regulatory standards could prevent us from marketing the PRS, ACCUBEAM and INTRABEAM systems.

Our industry is subject to rapid, unpredictable, and significant technological change and is competitive.

   The medical device industry is subject to rapid, unpredictable, and significant technological change. Our business is subject to competition in the U.S. and abroad from a variety of sources, including universities, research institutions, and medical device, chemical, and biotechnology companies. Many of these potential competitors have substantially greater technical, financial, and regulatory resources than we do and are accordingly better equipped to develop, manufacture, and market their products. If these companies develop and introduce products and processes competitive with or superior to our products, we may not be able to compete successfully against them.

We depend on non-company distribution channels to sell our products.

   As we make the transition from a company with products in development but limited product sales to a manufacturing and marketing company, we will rely substantially upon Carl Zeiss, our strategic partner, to sell and distribute our products. Carl Zeiss may be unsuccessful in selling our products or unable to distribute our products in a satisfactory manner.

We may be unable to protect our intellectual property.

   Our ability to compete effectively in the marketplace will depend, in part, on our ability to protect our intellectual property rights. We rely on patents, trade secrets, and know-how to establish and maintain a competitive position in the marketplace. The enforceability of medical device patents, however, can be uncertain. Any limitation or reduction in our rights to obtain or enforce our patents could have a material adverse effect on our ability to maintain or protect our intellectual property rights.

   We hold thirteen U.S. patents and have ten U.S. patent applications pending relating to the PRS system and associated technologies. In addition, we have filed foreign patent applications in selected foreign countries, which correspond, to certain of our U.S. patents and patent applications. Those applications may not result in issued patents. If patents are issued, any questions relating to the validity and scope of the patents may not be resolved in our favor. In addition, our current or future patents, trade secrets, or know-how may not protect us against competitors with similar technologies or processes. Also, others may infringe any patents issued to us and other companies may develop independently proprietary technologies or processes which are the same as or substantially equivalent to our proprietary technologies and processes.

   We may also become subject to patent infringement claims or litigation initiated by third parties. The defense and prosecution of such claims or suits are very costly and time-consuming, and any such proceeding would result in substantial expense and a significant diversion of effort by our technical and management personnel. Further, any adverse determination in such litigation or proceeding could subject us to significant liability and could prevent us from manufacturing or marketing its products.

Peter M. Nomikos has the ability to significantly influence all stockholder votes and his interests may conflict with yours.

   As of August 9, 2000, Peter M. Nomikos, our Chairman of the Board, beneficially owned approximately 49.9% of the issued and outstanding shares of common stock, and our principal stockholders (including Mr. Nomikos) beneficially owned in the aggregate approximately 58.2% of the issued and outstanding shares of common stock. Two of our directors, George Hatsopoulos and Roger Wellington, are or were formerly affiliated with one of our principal stockholders, Thermo Electron Corporation. Due to his ownership of common stock coupled with the fact that he is our Chairman of the Board, Mr. Nomikos, either alone or with the other principal stockholders, has the ability to significantly influence all matters requiring approval by our stockholders, including the election of all directors, acquisitions, sales of all or substantially all of our stock or assets, and other extraordinary transactions.

We depend on key personnel, the loss of which could cause our business to suffer.

   We depend on the continued services and performance of our scientific personnel and senior management. If we lose any key personnel, it could significantly and adversely impact our research and development efforts or our strategic objectives. In addition, competition among medical device companies for skilled scientific and management personnel is increasingly intense. In order to achieve and maintain the commercialization of the PRS, ACCUBEAM and INTRABEAM systems, we will need to attract and retain additional key personnel, and we cannot be sure that we will be able to do so. We have no employment agreements with any of our employees, nor have we purchased "key person" life insurance.

We may experience shortages of components for the PRS, ACCUBEAM and INTRABEAM systems.

   We manufacture our products based on anticipated product orders. The different lead times for the supply and delivery of materials and components can vary significantly, as can the relative availability and cost of those materials and components. As a result, we have built up and maintain an inventory of certain components for the PRS, ACCUBEAM and INTRABEAM systems. We also try to identify, where feasible, multiple suppliers of materials and components.

   While we sometimes negotiate supply contracts with certain key suppliers, we currently purchase our supplies through open purchase orders. Our vendors may not continue to provide supplies on acceptable terms, if at all. In addition, if our forecasted product orders prove to be different than actual product orders, we may have excess or inadequate inventory.

   In addition, we may not be able to find alternative suppliers for the PRS, ACCUBEAM and INTRABEAM systems components on a timely basis, if at all, in the event that we need such alternative suppliers. Any significant delay or interruption in our ability to acquire product components and materials could have an adverse effect on the manufacture of our products.

We may be exposed to product liability claims.

   We will be exposed to the risk of medical product liability claims if any of our products causes or is alleged to have caused harm or injury. We might not have sufficient resources to satisfy any liability resulting from such claims. The level or scope of our liability insurance with respect to the clinical testing or use of the PRS, ACCUBEAM and INTRABEAM systems may not be sufficient to cover potential claims. In addition, medical product liability insurance may not continue to be available at an acceptable cost, if at all. As a result, a medical product liability claim could cause us significant financial harm.

Provisions of Massachusetts law and our Articles of Organization and By-Laws may make a takeover more difficult.

   Certain provisions of our Articles of Organization and By-Laws are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board and to delay or prevent a change in control if the Board determines that such a change in control is not in our best interest. These provisions could have the effect of discouraging certain attempts to acquire us or to remove incumbent management even if some or even a majority of our stockholders deem such an attempt to be in our best interest. As a result, the anti-takeover provisions could limit the price that investors might be willing to pay in the future for shares of Common Stock, thereby depriving stockholders of certain opportunities to sell their stock at temporarily higher prices. In addition, we are subject to the provisions of

Chapter 110F of the Massachusetts General Laws, the Business Combination Statute. This statute prohibits us from engaging in a merger, stock or asset sale, and other transactions with an "interested stockholder" that would result in a financial benefit to the interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a manner set forth in the statute. The application of this statute could have the effect of delaying or preventing a change in control.

   In addition, the Board of Directors is authorized, subject to certain limitations, to cause us to issue one or more series of Preferred Stock and, to the extent permitted by Massachusetts law, to grant different classes of stock certain rights and preferences. In the event the Board issues any Preferred Stock, it could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control. We have no current plans to issue any shares of Preferred Stock, but the Board of Directors may elect do so in the future.

Our stock price is volatile.

   The trading price of our common stock fluctuates significantly. Our stock price may fluctuate as a result of various factors such as variations in our financial performance, announcements of technological innovations by competitors or providers of alternative products, and changes in the economy, the financial markets, or the health care industry. In addition, the stock market has experienced price and volume fluctuations that have particularly affected medical device companies and have often been unrelated to such companies' operating performance. Such broad market fluctuations may adversely affect the market price of our common stock.

We do not pay dividends.

   We have never paid any dividends on our capital stock and do not anticipate paying any cash dividends to holders of our capital stock in the foreseeable future.

                                USE OF PROCEEDS

   The selling stockholders will receive all of the proceeds from the sale of the shares of common stock offered pursuant to this prospectus.

                              SELLING STOCKHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock, as of July 15, 2000, of each of the selling stockholders. The information provided in the table below with respect to each selling stockholder has been obtained from the selling stockholder. Except as disclosed below, none of the selling stockholders has, or within the past three years has had, any position, office or material relationship with us. The selling stockholders may sell all or some portion of the shares of common stock owned by them. The following table assumes that all of the shares of common stock being registered will be sold by the selling stockholders.

   The table includes the number of shares and percentage ownership represented by those shares determined to be beneficially owned by a person in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of common stock that are subject to convertible securities held by that person that are currently exercisable or exercisable within 60 days of July 15, 2000. Such shares are deemed outstanding for the purpose of computing the percentage of outstanding shares owned by such person. Such shares are not deemed outstanding, however, for the purposes of computing the percentage ownership of any other person.

                                  Common Shares
                                  Beneficially   Common Shares
                                   Owned Prior       to be     Percentage Owned
                                     to the       Registered      After the
  Name of Selling Stockholder       Offering       Hereunder       Offering
  ---------------------------     -------------  ------------- ----------------
Anne T. Barrett.................        7,038         5,038             *
Leonard Braun...................        7,558         7,558             *
Nathan Braun....................        6,298         6,298             *
Norman Braun....................        6,298         6,298             *
Warren Bulman...................        6,262         6,262             *
Joseph and Eileen Candella......        5,000         5,000             *
Marc A. Cohen...................        3,779         3,779             *
Kurt A. Dasse...................        6,298         6,298             *
Thomas F. & Evelyn S. DeLuca-
 Widmer.........................       22,538(1)      5,038             *
Dennis Desmond..................        6,298         6,298             *
Jack Dushey.....................       18,750        18,750             *
Paulette Feder..................        6,298         6,298             *
Floyd Forbes....................        2,500         2,500             *
Matthew Frank...................        5,038         5,038             *
Joseph Giamanco.................       50,384        50,384             *
George N. & Daphne Hatsopoulos..       53,192(2)     25,192             *
David Krathen & Fran Krathen....        6,262         6,262             *
Celia Kupferberg................       12,596        12,596             *
Jonathan Mark...................        6,250         6,250             *
Aris Melissaratos...............       29,192        25,192             *
Maurice Nassiri.................        5,029         5,029             *
Peter M. Nomikos................    4,972,765(3)    198,046          45.6%
Debra Rabinowitz................        6,298         6,298             *
Harry W. & Sandra J. Scalzo.....        6,298         6,298             *
Hans Schopper...................       62,979        62,979             *

                                   Common Shares
                                   Beneficially  Common Shares
                                    Owned Prior      to be     Percentage Owned
                                      to the      Registered      After the
   Name of Selling Stockholder       Offering      Hereunder       Offering
   ---------------------------     ------------- ------------- ----------------
Trude C. Taylor...................     12,555        12,555            *
J. William Uhrig..................     12,555        12,555            *
Dr. Richard Aghababian IRA........     25,192        25,192            *
Ronald S. Dungan Trust............      6,298         6,298            *
John C. Hatsopoulos 401(K)........      2,519         2,519            *
John N. Hatsopoulos...............    100,000       100,000            *
John N. Hatsopoulos IRA...........    125,959       125,959            *
Art Jenkins Trust.................      3,131         3,131            *
Colleen Jenkins Trust.............      3,131         3,131            *
Edward S. Raskin Trust............     12,572        12,572            *
George & Dora Razis Revocable
 Trust............................     25,192        25,192            *
Artemis Zavaliangos 1991 Trust         50,384        50,384            *
John C. Hatsopoulos...............     73,136        73,136            *
Helen Kohn........................     43,400        43,400            *
Michael Kohn......................      2,350         2,350            *
Stuart Kohn.......................      2,350         2,350            *
Cary Sucoff.......................     48,100        48,100            *
Morris Betesh.....................      2,187         2,187            *
Gabriel Plaut.....................        625           625            *
David Raven.......................      1,875         1,875            *
Francis Anderson..................      2,988         2,988            *
Barbara Will......................        739           739            *
H. C. Wainwright & Co., Inc.......      6,250         6,250            *
Armen Partners L.P................     62,979        62,979            *
 630 Fifth Avenue, #2100
 New York, NY 10111
Berg & Berg Enterprises, LLC......    250,479       250,479            *
 10050 Bandley Drive
 Cupertino, CA 95014
Bru Holding Co., LLC..............     50,219        50,219            *
 1105 North Market St., Ste. 1026
 P.O. Box 8985
 Wilmington, DE 19899-8985
Darier Hentsch & Cie, Geneva......    125,719       125,719            *
 2-4, rue de Saussure
 CH-1211 Geneva 11
 Switzerland
Fairview Realty...................      5,000         5,000            *
 245 Great Neck Rd.
 Great Neck, NY 11021
Finsbury Technology Trust PLC.....    377,877       377,877            *
 12 Appold Street
 London, England
 EC2A 2AW
Harris Aortic Partners............     62,620        62,620            *
 2 North LaSalle St., 400
 Chicago, IL 60602
KSH Strategic Investment Fund I,       61,384        61,384            *
 L.P..............................
 245 Great Neck Road
 Great Neck, NY 11021
Midi Compania Comercial S.A.......    171,534        50,096          1.5%
 c/o Seafaring Co. LTD
 Salisbury House, Finsbury Circeas
 London EC2M 5RQ

                                  Common Shares
                                  Beneficially   Common Shares
                                   Owned Prior       to be     Percentage Owned
                                     to the       Registered      After the
   Name of Selling Stockholder      Offering       Hereunder       Offering
   ---------------------------    -------------  ------------- ----------------
PYC Corporation..................   4,220,359(4)    582,624          39.9%
 c/o Aegeus Shipping Co., Ltd.
 17-19 Akti Miaouli
 Piraeus 185 35 Greece
Sociedad Internacional de             528,600       150,658           4.8%
 Finanzas........................
 Pasqualotti Giovanni
 Pappelstrasse 40
 4123 Allschwil, Switzerland
Union Bancaire Privee Jersey           50,384        50,384             *
 U.K.............................
 CBI UBP
 26 St. James Square
 Jersey England 2223
Weiss Peck & Greer as TTEE for         12,572        12,572             *
 IRA
 of Anthony Low-Beer.............
 c/o Brimberg & Co.
 45 Rockefeller Center, Suite
 2570
 New York, NY 10111
Zakros Holdings, Inc.............      27,788        25,048             *
 c/o Seafaring Co. LTD
 Salisbury House, Finsbury
 Circeas
 London EC2M 5RQ

--------
 * Less than 1%
(1) Includes 17,500 shares subject to exercisable options granted to Mr.
    Widmer.
(2) Includes 15,500 shares subject to exercisable options granted to Mr. Hatsopoulos. Mr. Hatsopoulos has served as one of our directors since 1989.
(3) Includes 82,500 shares subject to exercisable options granted to Mr. Nomikos. Also includes 2,377,735 shares, 1,260,000 shares issuable upon exercise of outstanding warrants and 582,624 shares issuable upon conversion of convertible debentures owned by PYC Corporation, of which Mr. Nomikos is the President. Mr. Nomikos has been granted investment power and the authority to vote such shares by PYC Corporation. Mr. Nomikos has been our Chairman of the Board of Directors since 1989 and served as our President and Treasurer from 1989 until March 1999 and as our Chief Executive Officer from 1989 until May 1999.
(4) Includes 2,377,735 shares and 1,260,000 shares issuable upon exercise of outstanding warrants owned by PYC Corporation.

                              PLAN OF DISTRIBUTION

   The selling stockholders may offer and sell their shares of common stock being registered pursuant to this prospectus in whole or in part, from time to time in one or more of the following transactions:

  . on the American Stock Exchange,

  . in privately negotiated transactions, or

  . in a combination of these transactions.

   The selling stockholders may sell their shares of common stock at any of the following prices:

  . at fixed prices,

  . at market prices prevailing at the time of the sale,

  . at prices related to market prices, or

  . at negotiated prices.

   The selling stockholders may sell some or all of their shares of common stock in any of the following ways:

  . to or through brokers, agents, or dealers designated from time to time, or

  . directly to purchasers.

   The selling stockholders may negotiate and pay brokers, agents, or dealers commissions, discounts or concessions for their services. The selling stockholders and any brokers, agents or dealers that act in connection with the sale of shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. In addition, the brokers', agents' or dealers' commissions, discounts or concessions may qualify as underwriters' compensation under the Securities Act.

                                 LEGAL MATTERS

   Goulston & Storrs, P.C., Boston, Massachusetts, will deliver an opinion as to the validity of the shares of common stock being offered hereby.

                                    EXPERTS

   Our consolidated financial statements appearing in our Annual Report on Form 10-K for the fiscal year ended January 1, 2000 and our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 20, 2000, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon the authority of such firm as experts in giving said reports.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

   The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered. We will pay all of these expenses.

   SEC registration fee............................................... $ 4,322
   Printing, engraving and mailing expenses........................... $ 2,000*
   Legal fees and expenses............................................ $20,000*
   Accounting fees and expenses....................................... $ 5,000*
   Miscellaneous...................................................... $ 1,500*
     TOTAL............................................................ $32,822*
                                                                       =======

--------
*  = estimated

Item 15. Indemnification of Directors and Officers.

   The registrant's Articles of Organization provide that its directors shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liabilities is not permitted under the Massachusetts Business Corporation Law as in effect at the time such liability is determined. The By-Laws provide that the registrant shall indemnify its directors and officers to the full extent permitted by the laws of The Commonwealth of Massachusetts.

Item 16. Exhibits.

 Exhibit
 Number                                      Description
 -------                                     -----------
  *  5.1 Opinion of Goulston & Storrs, P.C.
 ** 23.1 Consent of Arthur Andersen LLP
  * 23.2 Consent of Goulston & Storrs, P.C. (included in opinion filed as Exhibit 5.1)
  * 24   Power of Attorney

* Filed as an Exhibit to the registrant's Registration Statement on Form S-3 filed on August 22, 2000 (Registration Number 333-44724) and incorporated herein by reference.

** Filed herewith.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment no. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts on this 19th day of September, 2000.

                                          Photoelectron Corporation

                                                 /s/ Timothy W. Baker
                                          By: _________________________________

                                                   Timothy W. Baker

                                                Chief Financial Officer


   Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 to the registration statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

                  *                    President and Chief        September 19, 2000
______________________________________  Executive Officer
           Euan S. Thomson              (Principal Executive
                                        Officer)

                  *                    Chief Financial Officer    September 19, 2000
______________________________________  (Principal Financial
           Timothy W. Baker             Officer and Principal
                                        Accounting Officer)

                  *                    Chairman of the Board of   September 19, 2000
______________________________________  Directors
           Peter M. Nomikos

                  *                    Director                   September 19, 2000
______________________________________
        George N. Hatsopolous

                  *                    Director                   September 19, 2000
______________________________________
         Roger D. Wellington

      *By: /s/ Timothy W. Baker
______________________________________
           Timothy W. Baker
           Attorney-in-Fact